Exhibit 99.1

Contacts:	Patricia Phillips
pphillip@viad.com
Carrie Long
clong@viad.com
602-207-2681

Viad Corp Declares Spin-off Dividend; Announces Record Date,
Distribution Date and Effective Time of Reverse Stock Split

PHOENIX, Ariz., —June 16, 2004 — Viad Corp (NYSE:VVI) announced that its board of directors today declared a dividend distribution of all of the issued and outstanding shares of common stock of its wholly-owned subsidiary, MoneyGram International, Inc. Each holder of record of Viad common stock at the close of business on Thursday, June 24, 2004, will receive one share of MoneyGram common stock (together with the associated preferred share purchase right) for each one share of Viad common stock held at such time. The MoneyGram share dividend will be distributed on Wednesday, June 30, 2004. The dividend will effect the previously declared spin-off of Viad’s Payment Services business. Distribution of the dividend is subject to various conditions, all of which are described in MoneyGram’s Registration Statement on Form 10 as filed with the U.S. Securities and Exchange Commission.

     In connection with the spin-off, Viad received stockholder approval in May 2004 on the one-for-four reverse stock split, which will become effective immediately following the effective time of the spin-off. As a result, following completion of the spin-off and stock split, a holder of 100 shares of Viad common stock on the effective date for the spin-off will thereafter hold 25 shares of Viad common stock and 100 shares of MoneyGram common stock.

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     Robert H. Bohannon, chairman, president and chief executive officer said, “Today is a very exciting day for Viad. We are now ready to proceed with the spin-off of MoneyGram and we are looking forward to the many opportunities we believe it will provide for both MoneyGram and the remaining Viad companies.”

     Holders of Viad common stock are not required to take any action to receive the MoneyGram common stock on the distribution date. MoneyGram common stock has been approved for issuance, subject to official notice of issuance, on the New York Stock Exchange.

     Due to the nature of the dividend distribution, the ex-dividend date (July 1, 2004) will be one day following the dividend distribution date. As a result, holders of Viad common stock who sell their shares through the dividend distribution date also will be selling their right to receive the dividend distribution. Investors are encouraged to consult with their financial advisors regarding the specific implications of the deferral of the ex-dividend date.

     A letter of transmittal relating to the reverse stock split will be mailed to holders of Viad common stock once the reverse stock split is effective.

     Viad is a $1.5 billion revenue S&P MidCap 400 company. Major subsidiaries include Travelers Express/MoneyGram of Minneapolis, GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company’s Web site at www.viad.com.

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Forward Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates, interest rates, the realization of restructuring cost savings, investment yield impairment, and market risk. Actual results could differ materially from those projected in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, and growth patterns within the industries in which Viad competes and any deterioration in the economy may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company.